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[LETTERHEAD]

FOR IMMEDIATE RELEASE        CONTACT:            SUSAN SCHNABEL
                                                 SENIOR VICE PRESIDENT & CFO
                                                 (602) 587-2019

                                                 WILLIAM D. SPOEHR
                                                 DIRECTOR FINANCIAL REPORTING
                                                 (602) 587-2056

                                                 KATHY SUEDEL
                                                 INVESTOR RELATIONS MANAGER
                                                 (602) 587-2014

                    PETsMART, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Phoenix, Arizona, August 7, 1997, PETsMART Inc. announced today that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of August 29, 1997 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all PETsMART stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire PETsMART. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the Record Date. The rights will be exercisable only if a person or group, subject to certain exceptions, acquires 15 percent or more of the PETsMART Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of PETsMART's Common Stock, all rightsholders except the buyer will be entitled to acquire PETsMART Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of PETsMART's Common Stock without negotiations with the Board.

The rights will trade with PETsMART's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. PETsMART's Board of Directors may terminate the Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the PETsMART Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

PETsMART, Inc. is a leading worldwide operator of superstores specializing in pet food, supplies and services. PETsMART currently operates 373 superstores in North America and 67 superstores in the United Kingdom.

In a separate release, PETsMART announced its anticipated financial results and restructuring charge for the fiscal 1997 second quarter.

The Company's common stock trades on the Nasdaq Stock Market under the symbol PETM.